Exhibit 99.1

Contacts:

Timothy Creech	Robin Fastenau
Vice President of Finance	Manager of Corporate Communications
Trimeris, Inc.	Trimeris, Inc.
(919) 419-6050	(919) 419-6050

TRIMERIS ANNOUNCES FIRST QUARTER 2004 RESULTS

Worldwide FUZEON® Sales Increase 36%

DURHAM, N.C., April 20, 2004 – Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the first quarter ended March 31, 2004. For the first quarter of 2004, the Company reported a loss of $9.9 million, or ($0.46) per share, compared with a loss of $15.9 million ($0.75 per share) in the first quarter of 2003 and $15.1 million ($0.70 per share) in the fourth quarter of 2003.

Total worldwide net sales of FUZEON® during the first quarter of 2004 increased by 36% over the previous quarter, from $17.6 million in the fourth quarter of 2003 to $24 million in the current quarter. These amounts include net sales in the U.S. and Canada which increased 20% over the previous quarter, from $13.3 million during the fourth quarter of 2003 to $16 million in the current quarter. Net sales outside the U.S. and Canada were $8 million during the first quarter of 2004, compared to $4.3 million during the fourth quarter of 2003.

The decrease in net loss for the quarter is primarily due to the gross profit from the sale of FUZEON, net of increased marketing expenses related to the commercial launch of FUZEON, royalties from the sale of FUZEON outside the U.S. and Canada, and decreases in development expenses related to T-1249 and FUZEON. These costs are net of reimbursements from Hoffmann-La Roche, Inc., the Company’s collaborative partner. Cash and cash equivalents and short-term investments totaled $78.8 million at March 31, 2004.

On April 19, 2004 we received a bill from Roche for $7.5 million. This bill includes charges for additional cost variances for commercial drug supply sold from March 27, 2003 through March 31, 2004 in the U.S. and charges for costs associated with a change in the method for depreciating assets. We are currently in discussions with Roche regarding this claim. The ultimate resolution of this claim cannot presently be determined, nor can the ultimate liability be estimated at this time.

“I am pleased to report the significant increase in FUZEON sales reflecting continued growth in the use of this important drug,” commented Dr. Dani Bolognesi, Chief Executive Officer of Trimeris. “As this year progresses, I look forward to the positive impact of several important commercial initiatives that Roche and Trimeris are now implementing.”

A live webcast of our conference call on April 20 at 5:00 p.m. Eastern Time will be available at http://www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended
	March 31 2004	December 31, 2003	March 31 2003
Milestone revenue	$526	$989	$236
Royalty revenue	801	434	—

Total revenue	1,327	1,423	236

Operating expenses:

Collaboration loss**	2,546	10,069	4,452

Research and development:
Non-cash compensation*	(51)	(19)	(60)
Other research and development	6,300	5,597	9,683

Total research and development expense	6,249	5,578	9,623

General and administrative:
Non-cash compensation*	—	—	412
Other general and administrative	2,666	1,155	2,168

Total general and administrative expense	2,666	1,155	2,580

Total operating expenses	11,461	16,802	16,655

Operating loss	(10,134)	(15,379)	(16,419)

Other income (expense)
Interest income	261	291	506
Interest expense	(3)	(6)	(15)

	258	285	491

Net loss	$(9,876)	$(15,094)	$(15,928)

Basic and diluted net loss per share	$(0.46)	$(0.70)	$(0.75)

Weighted average shares outstanding	21,582	21,525	21,375

*	Non cash compensation represents non-cash charges or credits related to stock options granted to employees and non-employees. The change in this expense is primarily due to the change in the market price of our stock at the end of each quarter.
**	Collaboration loss represents our 50% share of the net operating loss from the sale of FUZEON in the United States under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. This net operating loss consists of net sales less cost of goods (gross margin), less selling and marketing expenses. Selling and marketing expenses exceeded the gross margin from FUZEON sales in the three months ended March 31 and December 31, 2003 and March 31, 2004.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

	March 31, 2004 (unaudited)	December 31, 2003
Assets
Total current assets	$80,509	$94,304
Property, furniture and equipment – net	2,381	2,578
Total other assets	1,775	1,718

Total assets	$84,665	$98,600

Liabilities and Stockholders’ Equity
Total current liabilities	$13,058	$18,563
Deferred revenue	12,693	11,369

Total liabilities	25,751	29,932

Commitments and contingencies ***
Total stockholders’ equity	58,914	68,668

Total liabilities and stockholders’ equity	$84,665	$98,600

***	On April 19, 2004 we received a bill from Roche for $7.5 million. This bill includes charges for additional cost variances for commercial drug supply sold from March 27, 2003 through March 31, 2004 in the U.S. and charges for costs associated with a change in the method for depreciating assets. We are currently in discussions with Roche regarding this claim. The ultimate resolution of this claim cannot presently be determined, nor can the ultimate liability be estimated at this time. Accordingly, no liability has been recorded for this claim as of March 31, 2004.

FUZEON Sales

[$ in millions]

(unaudited)

	Three Months Ended
	March 31, 2004	December 31, 2003
United States and Canada	$16.0	$13.3
Rest of World	8.0	4.3

Worldwide Total	$24.0	$17.6